UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 6, 2008
Commission File Number 333-112528
Vought Aircraft Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-2884072 (I.R.S. Employer Identification Number)
201 East John Carpenter Freeway, Tower 1, Suite 900
Irving, Texas 75062
(972) 946-2011
(Address of principal executive offices and telephone number)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On May 6, 2008, Vought Aircraft Industries, Inc. (the “Company”) entered into a commitment letter with Lehman Brothers Commercial Bank, Lehman Commercial Paper Inc., JPMorgan Chase Bank, N.A., Goldman Sachs Credit Partners L.P., Lehman Brothers Inc. and J.P. Morgan Securities Inc. (the “Commitment Lenders”) whereby the Commitment Lenders agreed to fund an incremental facility pursuant to which the Company expects to borrow up to an additional $200.0 million of term loans pursuant to the Company’s existing senior secured credit facility.
     Upon entering into a joinder agreement with respect to the Incremental Facility, the Company expects to receive net proceeds after fees and expenses of approximately $184.8 million from the Incremental Facility, which will be used for general corporate purposes.
     A summary of certain provisions that are expected to be contained in the Incremental Facility are provided in the presentation to lenders under the Incremental Facility, excerpts from which are furnished herewith as Exhibit 99.1.

Item 7.01	Regulation FD Disclosure.
     The Company will provide certain information regarding the Company to lenders of the Incremental Facility, including the information that has been furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits
     (c) Exhibits

Exhibit
Number	Description
99.1	Excerpts from the presentation to lenders under the Incremental Facility.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOUGHT AIRCRAFT INDUSTRIES, INC.
Date: May 6, 2008	/s/ Wendy Hargus

Wendy Hargus, Corporate Treasurer